Exhibit 99.1

KBL Merger Corp. IV Announces Pricing of $100 Million Initial Public Offering

Newark, DE – June 1, 2017 – KBL Merger Corp. IV (the “Company”) announced today the pricing of its initial public offering of 10,000,000 units at $10.00 per unit. The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “KBLMU” beginning June 2, 2017. Each unit consists of one share of the Company’s common stock, one right to receive one-tenth of one share of common stock upon the consummation of the Company’s initial business combination, and one warrant exercisable to purchase one-half of one share of common stock at a price of $5.75 per half share ($11.50 per whole share). Once the securities comprising the units begin trading separately, the common stock, rights and warrants will be listed on NASDAQ under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively.

KBL Merger Corp. IV was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for a target business in the healthcare and related wellness industry.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), B. Riley & Co. and FBR are acting as joint book-running managers, Chardan is acting as lead manager and I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 1, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

KBL Merger Corp. IV
Dr. Marlene Krauss

212-319-5555